Exhibit 10.4

March 9, 2015

Adam F. Wergeles

1703 Dewey Street

Santa Monica, CA 90405

Dear Adam:

Reference is hereby made to your employment offer letter with ReachLocal, Inc. (the “Company”), dated as of November 15, 2007, as amended on February 22, 2010 (the “Employment Letter”).

In light of your request to transition out of your current role, this letter (this “Agreement”) sets forth certain changes to the terms of your employment, including the date of your termination of employment, and the terms of your post-termination consulting services.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company mutually agree as follows:

1.          Employment Period. From the date hereof through March 18, 2015 (the “Termination Date”), you will continue your employment with the Company in your current position as the Company’s Chief Legal Officer. In addition, you will work with the Chief Executive Officer to ensure a smooth transition of your responsibilities. Your employment with the Company will automatically and without further action terminate on the Termination Date. As of the Termination Date, you will no longer hold any positions with the Company or its subsidiaries except as expressly provided herein.

2.          Consulting Services.

a.     For the period (the “Consulting Period”) from the Termination Date through the earlier of September 18, 2015 or such other date determined in accordance with Section 2(e) below, you will provide the consulting services identified on Exhibit A (the “Consulting Services”) to the Company as an independent contractor to the Company. You acknowledge and agree that, during the Consulting Period, you will not, directly or indirectly, become employed by or provide assistance to any competitor of the Company. We acknowledge that the foregoing provision does not preclude you from working for Serviz, Inc. As an independent contractor, you understand and agree that, while performing any services for the Company after the Termination Date, you will not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that you were deemed eligible to participate, as an employee, in any Company benefit plan, you hereby waive your participation. During the Consulting Period and thereafter, you will not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.

21700 Oxnard Street; Suite 1600; Woodland Hills, CA 91367

O: 818.274.0260; Fax: 818.274.0261

b.     As consideration for the ongoing provision of the Consulting Services and subject to your execution of a release of claims against the Company (in a form prescribed by the Company) within twenty-one (21) days following the Termination Date and non-revocation of such release during any applicable revocation period, the Company shall compensate you as follows:

(i)     The Company shall pay you $10,000 per month (the “Consulting Fee”), such payment to be made monthly in arrears, once per month commencing on April 20, 2015 and monthly thereafter.

(ii)     Subject to Section 2(e) below, your stock options under those certain Stock Option Grant Notice and Stock Option Agreements, with grant dates of January 9, 2015, February 17, 2012 and June 25, 2012, and your restricted stock grants dated February 17, 2012 shall continue to vest in accordance with the terms set forth in the applicable award agreements until the conclusion of the Consulting Period. Any unvested options you hold as of the last day of the Consulting Period shall immediately terminate. You shall have until December 18, 2015 (the “Option Exercise Expiration Date”) to exercise your vested options. Any vested options that are not exercised prior to or on the Option Exercise Expiration Date shall thereupon automatically terminate.

(iii)     Upon the satisfactory conclusion of the Consulting Services, as reasonably determined by the Company’s Chief Executive Officer, the restricted stock awards granted to you on February 14, 2013 and November 7, 2013 (the “Restricted Shares”) will become immediately vested as of the last day of the Consulting Period. In the event the Chief Executive Officer determines that the Consulting Services provided were unsatisfactory, the Restricted Shares will automatically forfeit as of the last day of the Consulting Period.

c.     During the Consulting Period, the Company shall reimburse you for reasonable business expenses in accordance with the Company’s applicable reimbursement policies, as in effect from time to time. If, in a given month, the Company requires you to travel outside of Los Angeles for more than two days, the Company shall also reimburse you for any loss of compensation incurred as the result of having to miss any days of employment at your new place of employment due to such travel requirements.

d.     During the Consulting Period, the Company acknowledges that the Consulting Services may be provided by you outside of the Company’s office, though you will make yourself available to visit the offices at mutual agreeable times when necessary.

e.     Either party may terminate the provision of the Consulting Services at any time and for any reason. Notwithstanding the foregoing, if the Company elects to terminate the Consulting Services other than for Cause (as defined below) prior to July 17, 2015, the Company shall pay Consulting Fees to you through July 17, 2015. In addition, if the Consulting Period and your Consulting Services are terminated prior to September 18, 2015 and provided that you have satisfactorily performed the Consulting Services, as reasonably determined by the Company’s Chief Executive Officer, then, all outstanding equity awards then held by you shall, immediately prior to such termination, vest with respect to that number of shares that would have otherwise vested had you continued to provide services through September 18, 2015 and the Restricted Shares shall immediately vest in full. Regardless of the early termination of this Agreement, you shall have until the Option Exercise Expiration Date to exercise your vested options. If the Company terminates the Consulting Services for Cause, your outstanding equity awards, including vested stock options, shall immediately terminate.

“Cause” will exist if you are terminated by the Company for any of the following reasons: (i) your failure to substantially perform the Consulting Services, in the reasonable judgment of the Company’s Chief Executive Officer, provided that the Company has given you ten (10) days prior written notice of such failure and you have failed to cure such failure to the reasonable satisfaction of the Company by the conclusion of such notice period,   (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to which your owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful material breach of any of your obligations under any written agreement or covenant with the Company, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company

3.          Company Property. Upon the termination of the Consulting Period for any reason, you agree to return to the Company all property of the Company in your possession, including without limitation, all devices (including files, records, data, notes, reports, correspondence, financial information, business plans and forecasts, credit cards, entry cards, identification badges, keys, materials, equipment and other documents or property (including all copies thereof); provided, however, that you shall be entitled to keep, and shall not be required to return to the Company, your Company-provided laptop and any associated hardware (including the monitors and the docking station) but only if you first provide such laptop to the Company for the removal of any Company information.

4.          Post-Termination Obligations.

a.     You acknowledge and agree that you (i) continue to be subject to the Amended and Restated Non-Disclosure and Confidentiality Agreement executed as of December 30, 2009 (the “Confidentiality Agreement”), which shall survive the termination of your employment with the Company and the termination of the Consulting Period, (ii) are bound by the commitments and obligations set forth in the Confidentiality Agreement, including, without limitation, the covenants concerning Confidential Information, Solicitation of Employees and Solicitation of Customers (as described in the Confidentiality Agreement), and (iii) hereby reaffirm such covenants. You further acknowledge that, since the date on which you executed the Confidentiality Agreement, you have continued to receive some or all of the Confidential Information as described in the Confidentiality Agreement.

b.     The Company will continue to indemnify, defend and hold you harmless for actions taken by you under this Agreement in the same manner as if you were still employed by the Company, to the fullest extent contemplated by the Indemnity Agreement with the Company dated May 18, 2010, the Company’s certificate of incorporation or bylaws, and under applicable law.

5.          Acknowledgements.

a.     You acknowledge and agree that you are hereby expressly consenting to all of the foregoing and, accordingly, none of the foregoing changes to the terms of your employment shall constitute “Good Reason” for purposes of the Company’s Amended and Restated Change in Control and Severance Policy for Senior Management, as amended from time to time (“Severance Policy”), the Employment Letter or otherwise. Furthermore, you and the Company acknowledge and agree that neither the termination of your employment pursuant to Section 1 above nor any of the changes to the terms of your employment hereunder will constitute an “Involuntary Termination”, a termination by the Company without “Cause” or a termination by you for “Good Reason” for purposes of the Severance Policy, the Employment Letter, the Amended Letter, any applicable equity award agreement or otherwise.

b.     You acknowledge and agree that, as of the commencement of the Consulting Period, you will solely be an independent contractor and shall not be construed to be an employee of the Company in any manner under any circumstances or for any purposes whatsoever. You acknowledge and agree that, as of the Termination Date, you will no longer have any decision-making authority with respect to the Company or its subsidiaries.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely, ReachLocal, Inc. By: /s/ Sharon Rowlands Sharon Rowlands, CEO

Accepted, Acknowledged and Agreed,

this 9th day of March, 2015.

/s/ Adam F. Wergeles

Adam F. Wergeles

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